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                                                                    EXHIBIT 99.1

                                 (LEXICON LOGO)

                                                                    NEWS RELEASE
--------------------------------------------------------------------------------
FOR IMMEDIATE RELEASE

                           LEXICON GENETICS ANNOUNCES

                   PRICING OF COMMON STOCK IN PUBLIC OFFERING

THE WOODLANDS, TEXAS, JULY 23, 2003 - Lexicon Genetics Incorporated (Nasdaq:
LEXG) today announced the pricing of a public offering of 10.0 million shares of its common stock at $5.25 per share. Net proceeds to the company are expected to be approximately $49.0 million. All of the shares are being offered by Lexicon under an effective shelf registration statement previously filed with the Securities and Exchange Commission. The underwriters have a 30-day option to purchase up to an additional 1.5 million shares of common stock from Lexicon to cover over-allotments, if any.

The offering is being joint lead managed by Morgan Stanley & Co. Incorporated and UBS Securities LLC. CIBC World Markets Corp. and Punk, Ziegel & Company, L.P. are also serving as managing underwriters for the offering. Morgan Stanley is serving as sole bookrunner for the offering.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities. There shall not be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

The shares of common stock may only be offered by means of a prospectus. Copies of the final prospectus supplement and accompanying prospectus related to the offering may be obtained by contacting Morgan Stanley & Co. Incorporated, 1585 Broadway, New York, NY 10036 or UBS Securities LLC, 299 Park Avenue, New York, NY 10171.

ABOUT LEXICON GENETICS

Lexicon Genetics is a biopharmaceutical company focused on the discovery of breakthrough treatments for human disease. Lexicon is using proprietary gene knockout technology to systematically discover the physiological functions of genes in mice and to identify which corresponding human genes encode potential targets for therapeutic intervention. Lexicon focuses its discovery efforts in five therapeutic areas--metabolic disorders, cardiovascular disease, cancer, immune system disorders and neurological disorders.

SAFE HARBOR STATEMENT

This press release contains "forward-looking statements." These forward-looking statements are based on management's current assumptions and expectations and involve risks, uncertainties and other important factors. Information identifying such important factors is contained under "Factors Affecting Forward-Looking Statements" and "Business - Risk Factors" in Lexicon's Annual Report on Form 10-K for the year ended December 31, 2002, as filed with the Securities and Exchange Commission. Lexicon undertakes no obligation to update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise.

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CONTACT FOR LEXICON GENETICS:
Chas Schultz, Director
Investor Relations and Financial Analysis
281/863-3421